Calculation of Filing Fee Tables
S-3
ChronoScale Corp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.001 per share	Other	1,097,509	$ 25.30	$ 27,766,977.70	0.0001381	$ 3,834.62
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 27,766,977.70		$ 3,834.62
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 3,834.62
Offering Note
[1]	Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant's common stock, par value $0.001 per share (the "common stock"), quoted on The Nasdaq Capital Market on June 23, 2026. Includes (i) 15,389 shares of common stock, issuable upon the exercise of the warrants issued by the registrant to Lake Street Capital Markets, LLC ("Lake Street") on October 30, 2025 pursuant to that certain placement agency agreement, dated October 28, 2025, by and between the registrant and Lake Street, (ii) 711,922 shares of common stock issued or issuable upon conversion of the 5,852 shares of Series B Convertible Preferred Stock, par value $0.001 per share, issued by the registrant to certain investors on January 22, 2026 pursuant to that certain securities purchase agreement, dated January 20, 2026, by and between the registrant and Lake Street (the "2026 SPA"), (iii) 355,960 shares of common stock issuable upon the exercise of the warrants issued by the registrant to certain investors on January 22, 2026 pursuant to the 2026 SPA, and (iv) 14,238 shares of common stock issuable upon the exercise of the warrants issued by the registrant to Lake Street on January 22, 2026 in connection with the 2026 SPA. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date